Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Form S-8, Nos. 333-41682, 333-65844, 333-91472, 333-106181, 333-117744, 333-122379, 333-131372, 333-134319, 333-149941, 333-151349, and 333-157031) pertaining to the 1997 Stock Option Plan, the 2000 Employee Stock Purchase Plan, the 2000 Non-Employee Directors Stock Option Plan and the 2006 Equity Incentive Plan, and the Registration Statement (Form S-3, No. 333-131520) of Cepheid of our report dated February 25, 2009, (except for Note 13, as to which the date is October 1, 2009) with respect to the consolidated financial statements and schedule of Cepheid and our report dated February 25, 2009 with respect to the effectiveness of internal control over financial reporting of Cepheid included in the Annual Report (“Form 10-K/A”) for the year ended December 31, 2008.

/s/    ERNST & YOUNG LLP

San Jose, California

October 1, 2009